EXHIBIT 99.1

Aehr Test Systems Reports Financial Results for First Quarter Fiscal 2011

FREMONT, Calif., Sept. 30, 2010 (GLOBE NEWSWIRE) -- Aehr Test Systems (Nasdaq:AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced financial results for the first quarter ended August 31, 2010.

Net sales were $2.2 million in the first quarter of fiscal 2011, compared with $1.3 million in the first quarter of fiscal 2010. Aehr Test reported a net loss of $1.5 million, or $0.17 per diluted share, in the first quarter of fiscal 2011. This compares to net income of $1.0 million, or $0.11 per diluted share, in the first quarter of fiscal 2010. Net income in the first quarter of fiscal 2010 included a pre-tax gain of approximately $3.3 million from the sale of a portion of the Company's Spansion U.S. bankruptcy claim.

Commenting on the results of the first quarter of fiscal 2011, Rhea Posedel, chairman and chief executive officer of Aehr Test Systems, said, "We are seeing year-over-year improvements in our top line, with this quarter's net sales of $2.2 million up 71% compared to the first quarter of last year. Contributing to the increase in net sales were shipments of FOX™ products as well as the revenue recognition of the previously announced order of a MAX-4i Burn-in and Test System from a leading Japanese semiconductor manufacturer. Also during the quarter, we delivered our new Advanced Burn-in and Test System (ABTS™), configured for burn-in and test of both low and high-power packaged integrated circuits, to ISE Labs, Inc., the largest semiconductor test engineering service provider in Silicon Valley. Having an ABTS system at a leading service provider like ISE Labs should increase our visibility and credibility with other potential customers for burn-in and test of high power ICs.

"Looking ahead, we are seeing increased business for our FOX-1 full wafer tester and its WaferPak contactors and are encouraged by the progress our development team has made on a new low cost ABTS platform for packaged devices. This new ABTS system will be shipped to a leading Japanese microcontroller IC producer and we expect follow-on orders after the system is qualified for production," said Posedel.

Aehr Test closed the first quarter of fiscal 2011 with no outstanding debt and shareholders' equity of $10.0 million, or $1.16 per share outstanding at August 31, 2010.

Management Conference Call

Management of Aehr Test will host a conference call and webcast today, September 30, 2010 at 5:00 p.m. Eastern (2:00 p.m. Pacific) to discuss the Company's first quarter fiscal 2011 operating results. The conference call will be accessible live via the internet at www.aehr.com. Please go to the website at least 15 minutes before start time to register, download and install any necessary audio software. A replay of the webcast will be available at www.aehr.com for 90 days.

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of systems for burning-in and testing DRAMs, flash and other memory and logic integrated circuits and has an installed base of more than 2,500 systems worldwide. Aehr Test has developed and introduced several innovative products, including the ABTS, FOX, MTX and MAX systems and the DiePak® carrier. The ABTS system is Aehr Test's newest system for packaged part test during burn-in for both low-power and high-power logic as well as all common types of memory devices. The FOX system is a full wafer contact test and burn-in system. The MTX system is a massively parallel test system designed to reduce the cost of memory testing by performing both test and burn-in on thousands of devices simultaneously. The MAX system can effectively burn-in and functionally test complex devices, such as digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.

Safe Harbor Statement

This release contains forward-looking statements that involve risks and uncertainties relating to projections regarding revenues, net sales and customer demand and acceptance of Aehr Test's products. Actual results may vary from projected results. These risks and uncertainties include without limitation, world economic conditions, the state of the semiconductor equipment market, the Company's ability to maintain sufficient cash to support operations, acceptance by customers of Aehr Test's technologies, acceptance by customers of the systems shipped upon receipt of a purchase order and the ability of new products to meet customer needs or perform as described, and the Company's development and manufacture of a commercially successful wafer-level test and burn-in system. See Aehr Test's recent 10-K and other reports from time to time filed with the U.S. Securities and Exchange Commission for a more detailed description of the risks facing our business. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended August 31,
	2010	2009

Net sales	$2,169	$1,268
Cost of sales	1,225	1,325
Gross profit (loss)	944	(57)

Operating expenses:
Selling, general and administrative	1,518	1,313
Research and development	1,142	942
Gain on bankruptcy claim	(155)	(3,289)
Total operating expenses	2,505	(1,034)

(Loss) income from operations	(1,561)	977

Interest income	2	1
Other income (expense), net	44	(14)

(Loss) income before income tax expense	(1,515)	964

Income tax expense	1	3

Net (loss) income	$(1,516)	$961

Net (loss) income per share
Basic	$(0.17)	$0.11
Diluted	$(0.17)	$0.11

Shares used in per share calculations:
Basic	8,667	8,496
Diluted	8,667	8,512

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended August 31,
	2010	2009

GAAP net (loss) income	$(1,516)	$ 961
Gain on bankruptcy claim (1)	(155)	(3,289)
Stock compensation expense	274	305
Non-GAAP net loss	$(1,397)	$(2,023)

GAAP net (loss) income per diluted share	$ (0.17)	$0.11
Non-GAAP net loss per diluted share	$ (0.16)	$ (0.24)
Shares used in GAAP diluted shares calculation	8,667	8,512
Shares used in non-GAAP diluted shares calculation	8,667	8,496

(1) The Company filed claims in the Spansion U.S. and Spansion Japan bankruptcy actions. In the first quarter of fiscal
2010, the Company sold a portion of its Spansion U.S. bankruptcy claim to a third party for net proceeds of approximately $3.3 million and recorded the amount as a reduction of operating expenses. In the first quarter of fiscal
2011, the Company's Japanese subsidiary received approximately $155,000 in proceeds from the Spansion Japan bankruptcy claim and recorded the amount as a reduction of operating expenses.

Non-GAAP net loss is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net loss is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net (loss)
income. This limitation is best addressed by using this measure in combination with net (loss) income (the most comparable GAAP measure).

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	August 31, 2010	May 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$ 5,405	$ 7,766
Accounts receivable, net	1,387	596
Inventories	3,942	3,635
Prepaid expenses and other	190	445
Total current assets	10,924	12,442

Property and equipment, net	1,360	1,504
Other assets	538	528
Total assets	$ 12,822	$ 14,474

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 772	$ 703
Accrued expenses	1,368	1,626
Deferred revenue	67	286
Total current liabilities	2,207	2,615

Income tax payable	298	298
Deferred lease commitment	271	280
Total liabilities	2,776	3,193
Shareholders' equity	10,046	11,281
Total liabilities and shareholders' equity	$ 12,822	$ 14,474
CONTACT:  Aehr Test Systems
          Gary Larson, Chief Financial Officer
          (510) 623-9400 x321